Exhibit 99.2
Amazing Energy Retains MZ Group as Its Investor Relations Advisor
AMARILLO, Texas -- Amazing Energy Oil and Gas Co. (OTCQX: AMAZ), today announced that it has retained MZ Group as its investor relations advisor. Derek Gradwell, Senior Vice President of Natural Resources for MZ North America, will be the Company's primary investor relations contact going forward.
"We chose to partner with MZ Group to expand and strengthen our investor relations efforts," said Stephen Salgado, CFO of Amazing Energy. "We are accelerating our shallow Queen Sand drilling program in our Permian Basin acreage while we continue to evaluate optimal recovery strategies from deeper zones."
"Amazing Energy's substantial 70,000 acre lease in the coveted Permian Basin provides short-term shallow drilling development opportunities coupled with the upside potential of deeper wells with higher production profiles," stated Derek Gradwell, Senior Vice President of MZ North America. "Working together with the reputable management team at Amazing Energy, we look forward to developing a comprehensive investor relations strategy to increase capital markets awareness."
About Amazing Energy Oil and Gas
Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company based in Amarillo, TX. The Company's primary leasehold is in the Permian Basin of West Texas working within a 70,000 acre leasehold in Pecos County, TX. The Company primarily engages in the exploration, development, production and acquisition of oil and natural gas properties. Amazing Energy's operations are currently focused in Texas.
About MZ Group
MZ, founded in 1999, combines capital markets intelligence, global investor targeting, IR technology, corporate governance, media and corporate communication and IR consulting, providing comprehensive programs that successfully build and manage shareholder value. With a team of highly experienced senior professionals and an integrated service portfolio, MZ ensures that companies are provided with the right tools and strategies to interact effectively with the investment community and the media, successfully conveying the investment message. MZ's market intelligence, advisory and tactical support activities for investor relations and corporate communications programs are underpinned by a comprehensive IT infrastructure, allowing companies to rapidly achieve global standards of best practices. For more information, please visit www.mzgroup.us.

Investor Relations Contact

Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us